Exhibit 99.1

Armstrong World Industries Announces Proposed Refinancing

LANCASTER, Pa., February 3, 2016 – Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceiling systems, today announced plans to refinance its existing credit agreement in conjunction with and subject to the completion of the planned separation of the company’s flooring business. Subject to final terms and conditions, the company anticipates achieving lower interest expense, longer maturities and several minor technical improvements and would intend to use cash on hand, as well as $50 million from a dividend from Armstrong Flooring Inc. (AFI) anticipated in connection with the separation, to reduce total debt outstanding. The new credit agreement is expected to be for $1.05 billion and includes $200 million from an undrawn revolving credit facility. The company anticipates concluding the refinancing transaction contemporaneously with the completion of the separation transaction. Completion of the company’s proposed refinancing is subject to a number of factors, including market conditions and the company’s financial condition and results of operations. AFI’s ability to pay a dividend to the company similarly is subject to a number of factors, including the availability of funds for this purpose under applicable law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceiling systems. In 2014, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.5 billion. As of September 30, 2015, Armstrong operated 32 plants in nine countries and had approximately 7,600 employees worldwide. For more information, visit www.armstrong.com.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to our plans to refinance our existing credit agreement and to separate our flooring business from our ceilings (building products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission.

Source: Armstrong World Industries

Armstrong World Industries
2500 Columbia Avenue, Lancaster, PA 17603
717.397.0611 | www.armstrong.com